EXHIBIT 99.1

Atlas Financial Holdings, Inc. Enters Into Agreement with American Financial Group, Inc.;
Continues Strategic Evaluation

Chicago, Illinois (June 10, 2019) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) announced today that as an initial outcome of its strategic review, Atlas concluded that the utilization of its wholly owned Managing General Agency (“MGA”) operation to work with strategic external insurance and reinsurance partners will enable the Company to leverage its focus, experience and infrastructure to create value for stakeholders.

A definitive agreement was executed effective June 10, 2019 between Atlas and American Financial Group, Inc. (NYSE: AFG). Under this agreement Atlas will act as an underwriting manager for AFG’s National Interstate (“NATL”) subsidiary and transition new and renewal paratransit business to NATL paper for this book of business. This strategic arrangement will combine Atlas’ niche platform including the analytics and technology Atlas has developed based on decades of expertise and data in this specialized area of commercial automobile insurance with AFG and NATL’s strong financial position and disciplined underwriting focus. Starting in July 2019, Atlas’ wholly owned insurance subsidiaries will cease writing new paratransit business and begin writing both new business and transitioning the existing paratransit business to the underwriting management arrangement with NATL. Sandler O'Neill + Partners, L.P. advised the Company on this transaction.

Under the agreement, AFG has certain rights including a warrant to acquire 19.9% of the outstanding AFH common stock for $0.69 per share and an option to purchase the renewal rights owned by the Company in the future. This program will continue to focus on small fleet operations in this unique and important niche market. In 2018, paratransit business represented approximately $110 million of the Company’s gross written premium. The Company estimates that the majority of this business will be eligible for quotation over the first twelve month of this arrangement.

Scott D. Wollney, Atlas’ President & CEO said “We are excited to partner with American Financial Group and National Interstate to transition this business in a strategic approach that we expect to benefit both companies. Continuing to provide our distribution partners and policyholders with the specialized customer-centric value proposition they expect from Atlas in partnership with one of the largest commercial auto focused companies in the country at a time when the market is hard is extremely valuable to all involved.”

Atlas is also working on additional arrangements with the objective of establishing MGA relationships in connection with the Company’s other lines of business as well.

The Company is continuing to work with its appointed strategic advisor, Sandler O'Neill + Partners, L.P., in an effort to maximize value for all shareholders and will provide additional updates as previously communicated.

About Atlas

The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., and optOn Insurance Agency Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2017 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the Company	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Adam Prior, Senior Vice President
847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com

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